Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2019 with respect to the financial statements of Thunder Bridge Acquisition, Ltd. included in the Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 20, 2019